EXHIBIT 99.1
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N E W S   R E L E A S E


IRWIN CHAFETZ ELECTED TO LAS VEGAS SANDS CORP. BOARD OF DIRECTORS

LAS VEGAS, March 1 /PRNewswire-FirstCall/ -- Las Vegas Sands Corp. (NYSE: LVS) today announced the election of Mr. Irwin Chafetz to its Board of Directors.


Mr. Chafetz is a past president and a director of Interface Group--Massachusetts, Inc., a company that owns and operates GWV International, New England's largest charter tour operator. Mr. Chafetz is also a past vice president and director of Interface Group--Nevada, which owned and operated the Sands Hotel and Casino, Sands Expo and Convention Center and Comdex, which at its peak was the world's largest trade show with a presence in more than 20 countries.


"Irwin Chafetz will make an outstanding addition to the Las Vegas Sands Corp. Board of Directors," said Chairman and Chief Executive Officer Sheldon G. Adelson. "In addition to a long and successful career in the travel, hospitality and trade show business, Mr. Chafetz is very familiar with the company's business model and our operating philosophy."


Mr. Chafetz has served on the Boards of many charitable and civic organizations and is a member of the Dean's Advisory Council at Boston University School of Management and the Board of Trustees at Suffolk University. Mr. Chafetz graduated with a bachelor's degree from Boston University.


ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. is a hotel, gaming, resort and exhibition/convention company headquartered in Las Vegas, Nevada. The Company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center, where it hosts exhibitions and conventions, in Las Vegas and the Sands Macao in the People's Republic of China Special Administrative Region of Macao. The Company also is developing additional casino hotel resort properties in Macao, including the Macao Venetian Casino Resort. For additional information, please visit the company's website at http://www.lasvegassands.com.


Statements in this press release which are not historical facts are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.


Contacts:
Investment Community: Scott Henry, Chief Financial Officer, (702) 733-5502
Media: Ron Reese, Director of Corporate Communications, (702) 414-3607